Exhibit 2.1

asset PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of July 9, 2015, between Southern California Braiding, Inc., a Delaware corporation (“Seller”), and DCX-Chol Enterprises, Inc., a Colorado corporation (“Purchaser”).
RECITALS

Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Purchased Assets (as defined below), on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties intending to be legally bound agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below.

1.1    “Affiliate” means, with respect to any Person: (a) any Person directly or indirectly Controlling, Controlled by or under common Control with such Person; (b) any Person owning or Controlling twenty percent (20%) or more of the outstanding voting interest of such Person; (c) any officer, director or general partner of such Person; or (d) any natural person who is a family member of that Person. When an Affiliate is an officer, director, partner or family member of a Person, any entity for which the Affiliate acts also shall be considered an Affiliate.

1.2    “Agreement”     has the meaning given to such term in the Preamble.

1.3    “Allocation” has the meaning given to such term in     Section 4.2.

1.4    “Applicable Laws” means all laws, statutes, constitutions, rules, regulations, principles of common law, resolutions, codes, ordinances, requirements, judgments, orders, decrees, injunctions, and writs of any Governmental Body that are applicable to Seller or its operations.

1.5    “Assignment and Assumption Agreement” has the meaning given to such term in Section 5.2.

1.6    “Assumed Contracts” has the meaning given to such term in Section 3.1.

1.7    “Assumed Obligations” has the meaning given to such term in Section 3.1.

1.8    “Balance Sheet” has the meaning given to such term in Section 6.5.

1.9    “Balance Sheet Date”     has the meaning given to such term in Section 6.5.

1.10    “Bill of Sale” has the meaning given to such term in Section 5.2.

1.11    “Books and Records”     has the meaning given to such term in Section 2.2.

1.12    “Business Day” means any day other than a Saturday, Sunday or other day on which the banking institutions in Los Angeles, California are required or authorized to be closed.

1.13    “Claims” has the meaning given to such term in Section 11.1.

1.14    “Closing” has the meaning given to such term in Section 5.1.

1.15    “Closing Date” has the meaning given to such term in Section 5.1.

1.16    “Contracts” means any contract or agreement, whether written or oral, and other loan agreements, credit agreements, promissory notes, factoring agreements, letters of credit, reimbursement agreements, purchase orders, sales orders, leases, license agreements, etc., excluding any Employee Benefit Plan.

1.17    “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”): when used with respect to a Person, means, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

1.18    “Current Employees”    has the meaning given to such term in Section 6.13.

1.19    “Customer Prepaids” the meaning given to such term in Section 2.2.

1.20    “Customers” means all clients and customers of Seller.

1.21    “Direct Claim” has the meaning given to such term in Section 11.3.

1.22    “Disclosure Schedule” means the Disclosure Schedule delivered by Seller to Purchaser as of the date of this Agreement.

1.23    “Domain Name Transfer Agreement” has the meaning given to such term in Section 5.2.

1.24    “Employee Benefit Plan” means any retirement, medical insurance, bonus, incentive, deferred compensation, severance or vacation plans, or any other employee benefit plans, programs, policies or arrangements covering directors, employees, consultants (or former directors, employees or consultants) of Seller, Parent or an Affiliate of Parent maintained or contributed to by Seller or to which Seller is a party or by which Seller is obligated to make payments thereunder relating to Seller’s operations.

1.25    “Encumbrances” means any lien, security interest, encumbrance, prior assignment, title retention right, or other similar restrictions.

1.26    “Environmental, Health, and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, in each case as currently in effect or in effect during the operation of Seller’s business, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substance, each as amended and as now in effect.

1.27    “Excluded Assets” has the meaning given to such term in Section 2.3.

1.28    “Excluded Liabilities” has the meaning given to such term in Section 3.2.

1.29    “Fundamental Representations” has the meaning given to such term in Section 11.4.

1.30    “Financial Statements” has the meaning given to such term in Section 6.5.

1.31    “GAAP” means Generally Accepted Accounting Principles in effect in the United States of America from time to time.

1.32    “Government Contract” means each Contract that the Seller is a party to with any Governmental Body.

1.33    “Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, supranational or other government or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, taxing authority, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

1.34    “Hazardous Substance” or “Hazardous Substances” means any substance that (a) requires removal or remediation under any Environmental, Health and Safety Requirement including, without limitation, petroleum and petroleum by-products, and is defined, listed or identified as “hazardous waste,” “hazardous material,” “toxic substance,” “contaminant,” “pollutant,” “oil,” or “hazardous substance” under such Environmental, Health and Safety Requirement, or (b) is toxic, explosive, corrosive, flammable, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated as such under any Environmental, Health and Safety Requirement.

1.35    “Indemnified Party” has the meaning given to such term in Section 11.3.

1.36    “Indemnifying Party”     has the meaning given to such term in Section 11.3.

1.37    “Intangibles” has the meaning given to such term in     Section 2.2.

1.38    “Intellectual Property” means all rights in intellectual property of any type throughout the world, including without limitation, patents, trademarks, tradenames, service marks, copyrights, domain names, websites, trade secrets, know-how, and corporate or fictitious business names, whether registered or unregistered, and all applications for the foregoing, and all common law rights and goodwill associated with the foregoing.

1.39    “Interim Financial Statements” has the meaning given to such term in Section 6.5.

1.40    “Knowledge” means the actual knowledge of Jeffrey Schlarbaum, Michael Williams and Ben Dose, and the knowledge that such person would have if such person had made reasonable investigation and inquiry of the relevant personnel of Seller who would have knowledge of the matter that is the subject of the representation and warranty to which the Knowledge qualifier applies.

1.41    “Landlord” means SISBROS, Ltd. a California Limited Partnership.

1.42    “Landlord Consent” has the meaning given to such term in Section 5.2.

1.43    “Lease” means: (i) that certain Standard Industrial/Commercial Multi-Tenant Lease-Gross dated as of March 23, 2007; (ii) that certain Standard Industrial/Commercial Multi-Tenant Lease-Gross dated as of March 21, 2008; (iii) that certain Standard Industrial/Commercial Multi-Tenant Lease-Gross dated as of August 1, 2008; (iv) that certain Standard Industrial/Commercial Multi-Tenant Lease-Gross dated as of January 1, 2010; and (v) that certain Standard Industrial/Commercial Multi-Tenant Lease-Gross dated as of December 29, 2011, each as subsequently assigned to Seller, and each as amended by that certain First Amendment to Standard Industrial/Commercial Multi-Tenant Lease-Gross between Seller and Landlord dated as of August 8, 2013.

1.44    “Liabilities” means any and all debts, liabilities or obligations, whether fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

1.45    “Material Adverse Effect” means any event, circumstance, condition, fact, change, effect, development, or other matter which has had or could reasonably be expected to have (i) a material adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise), results of operations of Seller taken as a whole or (ii) prevent or materially delay the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that none of the following events, circumstances, conditions, facts, changes, effects or developments shall be deemed, either alone or in combination, to constitute a Material Adverse Effect: (i) any change or effect resulting from or arising out of the announcement of this Agreement or the pendency of the transactions contemplated by this Agreement, or any action taken with Purchaser’s prior written consent; (ii) any change or effect resulting from or arising out of actions required to be taken or required not to be taken by Seller under this Agreement; (iii) any change or effect resulting from or arising out of general economic conditions in the United States or globally, including changes in the credit, debt, capital or financial markets, or out of any acts of war, terrorism, military actions or the escalation thereof; (iv) any change or effect affecting generally the industries or markets in which Seller conducts business, or (v) any changes in Applicable Laws or accounting rules or principles, including changes in GAAP, unless, in the case of clauses (iii), (iv), or (v) above, such changes or effects would reasonably be expected to have a materially disproportionate adverse impact on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Seller taken as a whole relative to other affected participants in the industries in which Seller operates.

1.46    “Most Recent Balance Sheet” has the meaning given to such term in Section 6.5.

1.47    “Non-Competition Agreement” has the meaning given to such term in Section 5.2.

1.48    “Notice of Claim” has the meaning given to such term in Section 11.3.

1.49    “Off the Shelf Software” means standard licenses purchased by the Seller for commercially available off-the-shelf software.

1.50    “Ordinary Course of Business” means the ordinary course of business of Seller consistent with past custom and practice (including with respect to quantity and frequency).

1.51    “Organizational Documents” has the meaning given to such term in Section 2.3.

1.52    “OSHA” has the meaning given to such term in Section 6.13.

1.53    “Parent” means IEC Electronics Corp., a Delaware corporation.

1.54    “Parent Guaranty” has the meaning given to such term in Section 5.2.

1.55    “Permitted Encumbrances” means (a) Encumbrances granted in the Lease and in the leases of equipment included in the Assumed Contracts; (b) liens for Taxes not yet due and payable; (c) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business; and (e) zoning ordinances and development and building regulations or requirements adopted by any Governmental Body having jurisdiction thereto now or hereinafter in force and effect that relate to the Premises.

1.56    “Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, Governmental Body or other organization.

1.57    “Personal Property” has the meaning given to such term in Section 2.2.

1.58    “Premises” has the meaning given to such term in Section 6.7.

1.59    “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

1.60    “Purchased Assets” has the meaning given to such term in Section 2.2.

1.61    “Purchaser” has the meaning given to such term in the Preamble.

1.62    “Purchaser Indemnified Parties” has the meaning given to such term in Section 11.1.

1.63    “Retained Employee” means Ben Dose.

1.64    “Seller” has the meaning given to such term in the Preamble.

1.65    “Seller Products” means all products designed, manufactured, marketed and sold by Seller on or prior to the Closing Date.

1.66    “Seller Indemnified Parties”    has the meaning given to such term in Section 11.2.

1.67    “Seller Intellectual Property” has the meaning given to such term in Section 6.14.

1.68    “Seller Prepaid Expenses” the meaning given to such term in Section 2.2.

1.69    “Taxes” shall mean all federal, provincial, local, or foreign taxes of any kind or nature, including, without limitation, taxes based on net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, unemployment, social security, worker’s compensation, escheatment, unclaimed property or other taxes, assessments, customs, duties, fees, levies, or other charges by any Governmental Body of any nature whatever, including any interest and penalties imposed with respect to any of the foregoing and including Liability for any of the foregoing as a transferee, successor, by contract or otherwise.

1.70    “Tax Returns” means any return, declaration, report, claim, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.71    “Third Party Claim” has the meaning given to such term in Section 11.3.

1.72    “Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Domain Name Transfer Agreement, the Non-Competition Agreement and the other agreements entered or executed by Seller, Purchaser or Parent in connection with this Agreement or such other agreements.

1.73    “Transfer Taxes” has the meaning given to such term in Section 4.4.

1.74    “Transferred Employees” has the meaning given to such term in Section 9.1.

1.75    “Year End Financial Statements” has the meaning given to such term in Section 6.5.

ARTICLE 2
PURCHASE AND SALE OF ASSETS

2.1    Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, Seller shall sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of the Purchased Assets.

2.2    Purchased Assets. Subject to Section 2.3, the “Purchased Assets” shall be all of the assets, properties, intellectual property, permits, licenses and claims of Seller used in or relating to Seller’s operations, including, without limitation, the following:

(a)all equipment, vehicles, rolling stock, tools, spare parts, furniture, appliances, fixtures and supplies and all computers, printers, copiers, fax, telephone, and other office equipment, wherever located, used or held for use by Seller in conducting its operations, whether or not reflected in the Financial Statements and whether or not they have been expensed or fully depreciated, including, without limitation, such items of personal property of Seller substantially as listed and described in Section 2.2(a) of the Disclosure Schedule (the “Personal Property”);

(b)all of Seller’s rights, title and interest in and to and under all of the Assumed Contracts;

(c)All prepayments and deposits of Seller paid or deposited by Seller or with third parties under the Assumed Contracts, including, without limitation, those as described in Section 2.2(c) of the Disclosure Schedule (the “Seller Prepaid Expenses”);

(d)To the extent transferable, all permits, licenses, franchises, product registrations, filings, authorizations, approvals and indicia of authority (and pending applications for any thereof) granted by a Governmental Body to own the Purchased Assets and conduct the Seller’s operations, all of which are identified in Section 2.2(d) of the Disclosure Schedule, including all CAGE codes (the “Permits and Licenses”);

(e)all records, documents, lists and files relating to Seller, its operations or the Purchased Assets, including, without limitation, executed originals (or copies of executed originals when executed originals are not available) of all Assumed Contracts, price lists, lists of accounts, clients, Customers, suppliers, employees, contractors, consultants and other personnel, shipping records, Customer records, business and marketing plans, sales brochures and catalogs and other sales literature and materials and historical Customer data, in each case, whether in hard copy, electronic form or otherwise (the “Books and Records”). For the avoidance of doubt, Books and Records do not include any records or documents to the extent relating to the Excluded Assets, Excluded Liabilities, corporate seals, organizational documents, minute books, stock books, Tax Returns, accounting records, financial records, all bank account records, documents subject to attorney-client privilege, books of account, other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records, other than personnel files of Transferred Employees, and any other books and records which Seller is prohibited from disclosing or transferring to Purchaser under applicable Law and is required by Applicable Laws to retain (collectively, the “Excluded Records”).

(f)All right, title, claim and interest of Seller in and to any Seller Intellectual Property;

(g)To the extent transferable, all of Seller’s rights, title and interest in and to and under all of the Seller’s employees’ confidentiality obligations arising under Seller’s employee handbook relating to the Purchased Assets “Handbook Confidentiality Rights”);

(h)The computer software listed on Section 2.2(h) of the Disclosure Schedule (the “Transferred Software”);

(i)All other intangible assets, rights and claims of Seller of every kind and nature, including, without limitation, associated goodwill, and business information currently used by Seller in connection with its operations, including but not limited to all technologies, methods, formulations, data bases, trade secrets, inventions, know-how, Customer lists and files, advertising and marketing programs and plans, telephone numbers, fax numbers, email addresses and website addresses and URLs (the “Intangibles”);

(j)All cash, cash equivalents and securities, wherever located, representing deposits and pre-payments made by Customers and clients of Seller paid under the Assumed Contracts, including, without limitation, those cash, cash equivalents and securities as described in Section 2.2(j) of the Disclosure Schedule (the “Customer Prepaids”);

(k)all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights from third parties related to the Purchased Assets;

(l)All other assets, properties and rights of every kind and nature owned or held by Seller or in which Seller has an interest on the Closing Date, known or unknown, fixed or unfixed, choate or inchoate, accrued, absolute, contingent or otherwise, which are used or held for use by the Seller, whether or not specifically referred to in this Agreement, other than the Excluded Assets; and

(m)All goodwill relating to the foregoing assets and the Seller.

2.3    Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include any of the following assets of Seller, which shall be excluded from the sale hereunder (the “Excluded Assets”):

(a)Seller’s Certificate of Incorporation, bylaws and other organizational or charter documents (the “Organizational Documents”); provided, that copies thereof shall be delivered to Purchaser on or prior to the Closing and such copies may be retained by the Purchaser;

(b)the Contracts which are not Assumed Contracts;

(c)all of the Seller’s accounts receivables and notes receivables;

(d)the Excluded Records; provided, that provided, that copies thereof delivered to Purchaser on or prior to the Closing may be retained and used by the Purchaser as appropriate to own and operate the Purchased Assets after the Closing;

(e)all cash and cash equivalents (other than the Customer Prepaids);

(f)the rights that accrue to all bank accounts of Seller;

(g)all insurance policies and all benefits, proceeds or other amounts payable to Seller or its Affiliates under any such policy of insurance maintained by Seller;

(h)any reserves or prepaid expenses related to Excluded Assets and Excluded Liabilities (such as prepaid legal expenses or insurance premiums), other than the Seller Prepaid Expenses;

(i)any and all names, symbols, trademarks, service marks or logos used by Seller (other than Southern California Braiding and variants thereof and any fictitious business names of Seller) in connection with the Purchased Assets to the extent they include the names “IEC Electronics Corporation,” “IEC Electronics” or any variants thereof, or any other names, symbols, trademarks, service marks or logos that are proprietary to Parent or their Affiliates (other than Seller) or used at any facility operated by Seller, Parent, or their Affiliates, and all Intellectual Property relating thereto;

(j)assets owned and provided by vendors of services or goods to Seller that do not relate to the Assumed Contracts;

(k)all intercompany payables owed by the Seller to any Affiliate of the Seller, including Parent;

(l)all funds and accounts of all employee retirement, deferred compensation, health, welfare or other Employee Benefit Plans and programs and any rights of Sellers with respect to such plans and programs;

(m)personal items belonging to employees employed by Seller;

(n)rights of recovery, rights of set off, claims and causes of action arising out of periods prior to the Closing Date;

(o)all Tax and other refunds arising out of periods prior to the Closing;

(p)all rights of Sellers under this Agreement and its related documents; and

(q)those items, if any, listed on Section 2.3(q) of the Disclosure Schedule.

2.4    Customer Inventory. At Closing, Seller will transfer to Purchaser, and Purchaser shall accept, possession of all materials and supplies of Seller’s customers that are located at the Premises.

ARTICLE 3
ASSUMED OBLIGATIONS

3.1    Assumed Obligations. Effective as of the Closing, Purchaser shall assume, perform and discharge, when due and on a timely basis only the following obligations of Seller (collectively, the “Assumed Obligations”):

(a)    those Liabilities of Seller under the Contracts that are listed in Section Schedule 3.1(a) of the Disclosure Schedule (collectively, the “Assumed Contracts”) that arise after the Closing, other than any Liabilities that arise out of Seller’s performance or non-performance under the Assumed Contracts prior to the Closing.

3.2    Excluded Liabilities. Except for the Assumed Obligations, Purchaser shall not assume and shall not be liable or responsible for any Liabilities of Seller or any Affiliate of Seller, or any claim against any of the foregoing, of any kind, whether known or unknown, contingent, absolute, or otherwise (the “Excluded Liabilities”). Seller, shall be solely liable for, and shall perform and discharge, when due and on a timely basis, all Excluded Liabilities, including, without limitation, any obligations under any Contracts that are not Assumed Contracts. The Excluded Liabilities include, but are not limited to, the following Liabilities and obligations of Seller:

(a)    Any Liabilities under any Contracts that are not included in the Assumed Contracts;

(b)    Any Liabilities arising from or in connection with any breach or default (or alleged breach or default) by Seller under any Contract or any Assumed Contract;

(c)    Any Liabilities (including Liabilities with respect to Taxes of another Person, whether by contract or otherwise) for Taxes (i) of Seller, and (ii) imposed on or with respect to Seller or the Purchased Assets for any taxable period (or portion thereof) ending on or prior to the Closing Date or on Seller after the Closing Date and (iii) charges related to or arising from the sale of the Purchased Assets contemplated hereby, except as set forth in Section 4.4 with respect to Transfer Taxes;

(d)    For damage or injury (real or alleged) to person or property arising from the ownership, possession or use of any Purchased Assets prior to Closing;

(e)    Except to the extent arising out of a breach of Purchaser’s obligations set forth in Section 9.1 of this Agreement, to Seller’s employees (which for clarity shall exclude the Transferred Employees after the Closing), including but not limited to, those for accident, disability, health (including unfunded medical liabilities) and worker’s compensation insurance or benefits, and all other Liabilities to employees arising from events or occurrences prior to the Closing, or arising from or relating to claims or Liabilities for benefits or pay under any employee benefit plan, compensation policy, individual employment contract or collective bargaining agreement, or any severance payment, through the Closing or after the Closing;

(f)    With respect to any Proceeding, pending or threatened either on or prior to or after the Closing with respect to matters occurring prior to Closing, whether or not identified in Section 6.10 of the Disclosure Schedule;

(g)    Arising from or in connection with any administrative ruling or other order, stipulation or decree of any Governmental Body, or the violation of any federal, state or local act, statute, rule or regulation, decree or ordinance prior to Closing;

(h)    Arising from or relating to (i) any failure to comply with Environmental Health, and Safety Requirements on or prior to the Closing and/or (ii) acts or omissions that occurred on or prior to the Closing that result in actual Liability pursuant to any Environmental Law;
(i)    Any obligations giving rise to the Permitted Encumbrances described in clauses (b) and (c) of the definition of Permitted Encumbrances to the extent relating to any period before the Closing; or

(j)    Arising with respect to any Employee Benefit Plans.

3.3    Contracts Requiring Third Party Consent; Novation of Government Contracts.

(a)    Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder of any Contracts included in the Purchased Assets shall require the consent of any third party which has not been obtained at the time of Closing, neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that for each such Contract identified by Purchaser, Seller shall use commercially reasonable efforts to obtain the consent with respect to any Contracts of such other party to such assignment to Purchaser as soon as practicable following the Closing Date. If any such Contract is not assigned, Seller shall hire Purchaser as a subcontractor to perform the obligations under such Contracts if Seller is permitted to do so under such Contract without the consent of the other parties thereto. Pursuant to the sub-contractor relationship, Purchaser shall be entitled to receive all payments due under such Contracts with respect to work performed after Closing after such payments are received by Seller, and Purchaser shall bear all expenses incurred with respect to work performed after Closing. In the event Purchaser is hired by Seller as a sub-contractor, Seller shall have no duty whatsoever to Purchaser under such arrangement other than the safekeeping, accounting and delivery of payments received by Seller. Seller does not warrant or guaranty the payment under such Contracts and shall have no duty to pursue collection of same. In the event that any such Contract does not permit a sub-contractor relationship, Purchaser and Seller shall execute such documents as may be necessary to accomplish performance of the Contract while retaining for Purchaser’s account the financial, accounting and economic results associated with such Contract. This Section 3.3 shall not in any way modify, limit or otherwise affect the representations, warranties, covenants and indemnification obligations of either Party under this Agreement or increase or decrease the Assumed Obligations or Excluded Liabilities.

(b)    With regard to the Government Contracts that are included in the Purchased Assets, after the Closing, and without limiting Section 3.3(a), Each Party shall cooperate with the other and do all things reasonably necessary or appropriate, including signing a novation agreement and providing all required supporting documentation relating to Seller (including written consents of the board of directors and sole shareholder of Seller, a legal opinion of each Party’s counsel regarding the sale and transfer of such Government Contracts, the Party’s balance sheet prior to and after the Closing and all other information, materials or documents required by the applicable Governmental Body) as reasonably requested by Purchaser or its counsel in order to procure the consent of the applicable Governmental Body to the assignment of such Government Contracts hereunder in accordance with Applicable Laws.

ARTICLE 4
CONSIDERATION; TRANSFER TAXES; ALLOCATION AND PRORATION

4.1    Consideration. In consideration of the Purchased Assets and the other agreements made by Seller under this Agreement, at the Closing, in addition to assuming the Assumed Obligations, Purchaser shall pay and provide to Seller a cash sum in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Purchase Price”) minus the Net Deposit Amount (as defined below) of $145,738, plus $8,665 as reimbursement to Seller for the July rent for the Premises, plus $18,863 (which represents the Continued Plan Amount (as defined in Section 9.1(d)), and minus $7,673 (which represents one-half of the Deductible Amounts (as defined in Section 9.1(c)) for a net cash payment at Closing in the amount of Two Million Three Hundred Seventy Four Thousand One Hundred Seventeen Dollars ($2,374,117) (the “Net Cash Payment”). As used herein, “Net Deposit Amount” shall be the amount of the Customer Prepaids minus the amount of the Seller Prepaid Expenses. The foregoing adjustments made to determine the Net Cash Payment (collectively, the “Adjustments”) do not reflect an adjustment to the Purchase Price but are implemented as an accommodation to eliminate the need for multiple wire transfers between Seller and Purchaser relating to the Adjustments. Any inaccuracies in the amount of any of the Adjustments discovered by either party within ninety (90) days of Closing shall be reconciled on a dollar-for-dollar basis. The Net Cash Payment, the Adjustments and such other adjustments and payments (reflected in the Settlement Statement) shall be paid by wire transfer in immediately available funds in accordance with the Settlement Statement executed by the parties of even date herewith to the accounts designated therein.

4.2    Purchase Price Allocation. The Purchase Price and any other amounts properly treated as consideration for Tax purposes shall be allocated by Purchaser and Seller in accordance with Section 1060 of the Code as set forth in Exhibit 4.4 hereto (the “Allocation”). Seller and Purchaser agree (a) to report the U.S. federal, state and local income and other Tax consequences of the transactions contemplated hereby in accordance with the Allocation; and (b) not to take any position inconsistent therewith, including upon examination of any Tax return, refund claim, litigation, investigation or otherwise, unless required by Applicable Laws or with the consent of the other party.

4.3    Pro-Rations.

(a)    Any and all real and personal property Taxes applicable to the Purchased Assets for the current taxable period will be pro-rated to (and including) the Closing Date, and such Taxes shall be allocated between the Seller and Purchaser based upon the total amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period (with Purchaser paying the total amount due to the tax jurisdiction and the Seller reimbursing Purchaser in accordance with this Section 4.3 within ten (10) days of delivery of Purchaser’s notice of payment due).

(b)    All utilities, telephone, internet and other similar charges that are billed periodically based on usage shall be pro-rated to (and including) the Closing Date.

4.4    Transfer Taxes. Purchaser and Seller shall each be responsible for fifty percent (50%) of the payment of all transfer, conveyance, excise, sales and use, stamp, documentary and similar Taxes, including any interest, penalties, fines, additions to Tax or additional amount imposed by any Governmental Body in connection with the foregoing, filing and recordation fees and similar charges (“Transfer Taxes”) relating to the sale or the transfer of the Purchased Assets hereunder. Seller shall timely file all Tax returns required to be filed in connection with the Transfer Taxes and timely pay all Transfer Taxes due and payable to the appropriate taxing authority.

ARTICLE 5
THE CLOSING

5.1    Closing Date. Subject to the satisfaction or waiver of the conditions to closing set forth in Article 9 as provided herein, the closing of the transactions contemplated in this Agreement (the “Closing”) shall occur on the date hereof in accordance with Article 9 (the date of the final Closing, the “Closing Date”). The Closing shall be effective as of 11:59 p.m. on the Closing Date. Simultaneously with the Closing, Seller shall deliver the Personal Property and other Purchased Assets and will put Purchaser into full possession and enjoyment of Purchased Assets.

5.2    Deliveries by Seller at Closing. At or before the Closing, Seller shall deliver the following to Purchaser:

(a)    a Bill of Sale, in the form attached as Exhibit A hereto, executed by Seller (the “Bill of Sale”);

(b)    an Assignment and Assumption Agreement with respect to the Assumed Obligations, in the form attached as Exhibit B hereto, executed by Seller (the “Assignment and Assumption Agreement”);

(c)    a Domain Name Transfer Agreement in the form attached hereto as Exhibit D, executed by Seller (the “Domain Name Transfer Agreement”);

(d)    the Non-Competition Agreement in the form attached hereto as Exhibit D (the “Non-Competition Agreement”), executed by Seller and Parent;

(e)    the Guaranty in the form attached hereto as Exhibit E (the “Parent Guaranty”), executed by Parent;

(f)    releases and termination statements executed by Manufacturers and Traders Trust Company (the “Bank”) and corresponding discharge letters from the Bank in favor of Seller and Purchaser, in form and substance reasonably acceptable to Purchaser;

(g)    all Books and Records;

(h)    a Certificate of Existence, Authority and Incumbency in the form attached hereto as Exhibit F-1, executed by the President and Secretary of Seller and the Secretary of Parent (the “Seller’s Incumbency and Authority Certificate”);

(i)    a properly completed and executed affidavit described in Treasury Regulation Section 1.1445-2(b)(2)(i) (the “FIRPTA Certificate”);

(j)    an Assignment and Assumption of Lease, executed by Seller (the “Assignment and Assumption of Lease”) and a Consent of the Landlord to the assignment of the Lease to Purchaser acceptable to Purchaser, executed by the Landlord and Seller (the “Landlord Consent”); and

(k)    such other documents as are reasonably requested by Purchaser or its counsel.

5.3    Deliveries by Purchaser at Closing. At or before the Closing, Purchaser shall deliver, or cause to be delivered:

(a)    the Purchase Price in immediately available funds;

(b)    the Assignment and Assumption Agreement, executed by Purchaser;

(c)    the Domain Name Transfer Agreement, executed by Purchaser;

(d)    the Non-Competition Agreement, executed by Purchaser;

(e)    a Certificate of Existence, Authority and Incumbency, the form attached hereto as Exhibit F-2, executed by the President and Secretary of Purchaser (the “Purchaser’s Incumbency and Authority Certificate”);

(f)    the Assignment and Assumption of Lease and the Landlord Consent, executed by Purchaser; and

(g)    such other documents as are reasonably requested by Seller or its counsel.

ARTICLE 6
REPRESENTATIONS AND WARRANTITES OF SELLER

Except as set forth in Section 12.4, as of the Closing, Seller represents and warrants the following to Purchaser, the truth and accuracy of each of which is a material inducement to Purchaser to enter into this Agreement and the other Transaction Documents. Seller acknowledges that Purchaser is relying exclusively on the representations and warranties made in this Article in executing this Agreement and the other Transaction Documents and not on any written, oral or other information whatsoever.

6.1    Organization; Authorization and Enforcement.

(a)    Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, and each such jurisdiction is set forth in Section 6.1 of the Disclosure Schedule. Seller has full company power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Seller has no subsidiaries and has never had any subsidiaries or any other ownership interest in any other entity.

(b)    Seller has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which Seller is a party, and to perform its respective obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which Seller are a party have been duly authorized by all required company action on the part of Seller. This Agreement and the other Transaction Documents to which Seller or Parent is a party, when duly executed and delivered by Purchaser, Seller and/or Parent, as applicable, will constitute the valid and binding agreement of Seller and Parent, enforceable against Seller and Parent in accordance with their terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditor’s rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

6.2    Absence of Restrictions and Conflicts; Consents.

(a)    Except as set forth in Section 6.2 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the other Transaction Documents, the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the other Transaction Documents do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under (i) Seller’s Organizational Documents, (ii) any judgment, decree or order any court or Governmental Body to which Seller or Parent is a party or by which Seller or Parent are bound, (iii) any Assumed Contract to which Seller or Parent is a party or by which Seller or Parent is bound, or (iv) any Applicable Laws applicable to Seller or Parent; and

(b)    Except as set forth in Section 6.2 of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body with any other Person, including, but not limited to, any Customer, vendor or supplier of Seller, with respect to Seller or Parent or the Purchased Assets is required in connection with the execution, delivery or performance of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated by this Agreement and the other Transaction Documents by Seller or Parent.

6.3    Ownership of Seller. Parent is the sole record or beneficial shareholder of Seller. There are no outstanding warrants, options or other rights, commitments, contracts or understandings to purchase or acquire any equity securities or other ownership interests of Seller, and there are no outstanding debt securities of Seller convertible, exercisable or exchangeable into equity securities of Seller.

6.4    Title to and Sufficiency of Purchased Assets.

(a)    Seller has good, valid and marketable title to the Purchased Assets, subject to Permitted Encumbrances. Seller is the only record and beneficial owner of the Purchased Assets, and, holds Seller’s interest in the Purchased Assets free and clear of any Encumbrance whatsoever, subject to the Permitted Encumbrances.

(b)    There are no outstanding options, warrants, rights, privileges or other arrangements, preemptive or otherwise, entitling any Person to acquire any interest in any of the Purchased Assets.

(c)    There are no claims, pending or threatened, of or by third parties that, with the passage of time, or giving of notice, or both, will create an Encumbrance on any item included in or comprising the Purchased Assets, other than the Permitted Encumbrances.

(d)    Other than any Purchased Asset that may be in transit and any Purchased Asset that is licensed or leased by Seller, all the Purchased Assets are in the exclusive possession and control of Seller and Seller has the unencumbered right to use, and to sell to Purchaser in accordance with the terms and subject to all of the conditions contained in this Agreement, all of the Purchased Assets without interference from, and free of the rights and claims of, any Person.

(e)    The Purchased Assets and the Excluded Assets include all assets, privileges and interests necessary to permit Purchaser to conduct the operations of Seller in all material respects after the Closing, substantially in the same manner as Seller’s operations were conducted before the Closing.

6.5    Financial Statements; Undisclosed Liabilities.

(a)    Attached as Section 6.5(a) of the Disclosure Schedule are true, correct and complete copies of the audited balance sheet of Seller as of September 30, 2012, September 30, 2013 and September 30, 2014, and the unaudited balance sheet of Seller as of May 22, 2015 (the September 30, 2014 balance sheet is sometimes referred to herein as the “Balance Sheet,” and the date thereof is sometimes referred to as the “Balance Sheet Date”) and the related audited statements of income and cash flows for the fiscal years then ended (collectively, the “Year End Financial Statements”); and (ii) the unaudited balance sheet of Seller as of May 22, 2015 (the “Most Recent Balance Sheet”), and the related unaudited statements of income and cash flows for the periods then ended; (collectively, the “Interim Financial Statements” and, together with the Year End Financial Statements, the “Financial Statements”).

(b)    Except as set forth in Section 6.5(b) of the Disclosure Schedule, the Year-End Financial Statements fairly present in all material respects the financial position of Seller as of the dates and the results of operations for the respective periods reported therein. The Interim Financial Statements fairly present in all material respects the financial position of Seller as of the dates and the results of operations for the respective periods reported therein.

(c)    The Financial Statements have been prepared from the Books and Records of Seller and in accordance with GAAP, as consistently applied by Seller in accordance with past practices (provided, however, that the Interim Financial Statements do not contain notes and are subject to normal year-end adjustments none of which would individually or in the aggregate, have a Material Adverse Effect).

(d)    None of the Financial Statements contain any material, non-recurring items, except as expressly set forth therein.

(e)    To Seller’s Knowledge, Seller has no material Liabilities required by GAAP to be reflected in a balance sheet or the notes thereto, except for (a) Liabilities set forth on the face of the Most Recent Balance Sheet, or the notes thereto, and (b) Liabilities that have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, or violation of Applicable Laws).

6.6    Absence of Material Changes. Except as set forth in Section 6.6 of the Disclosure Schedule, since the date of the Most Recent Balance Sheet, Seller and its operations have been operated in the Ordinary Course of Business, and that since the date of the Most Recent Balance Sheet, there have not been any Material Adverse Effect, and Seller has not:

(a)    taken any action or entered into or amended, terminated, granted a waiver under or given a consent with respect to any transaction, agreement or commitment other than in the Ordinary Course of Business;

(b)    waived any claims or rights of material value;

(c)    (i) granted any severance or termination pay to (or amended any existing Contract with) any current or former director, officer, employee or consultant of the Seller, (ii) increased, or accelerated, the compensation or benefits payable under any existing severance or termination pay policies or employment Contracts, (iii) entered into any employment, deferred compensation or other similar Contract (or any amendment to any such existing Contract) with any director, officer, employee or consultant of the Seller, (iv) established, adopted or amended (except as required by Applicable Laws) any collective bargaining, stock option, restricted stock, bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, or any other benefit plan or arrangement covering any employees, officers, consultants or directors of the Seller, or (v) increased, or accelerated, compensation, bonus or other benefits payable to any employees, officers, consultants or directors of the Seller other than in the case of this clause (v) in accordance with the Seller’s Ordinary Course of Business;

(d)    threatened, commenced or settled any Proceeding;

(e)    incurred any indebtedness for borrowed money;

(f)    paid, discharged, settled or satisfied any material Claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the Ordinary Course of Business of trade payables or any other liability reflected or reserved against in the Most Recent Balance Sheet;

(g)    purchased or sold, transferred, exchanged, licensed or otherwise disposed of any material properties or assets other than sales of inventory in the Ordinary Course of Business;

(h) disclosed to any Person without obtaining an appropriate confidentiality agreement from any such Person any trade secret, source code, formula, process or know-how not theretofore a matter of public knowledge;

(i)    permitted any insurance policy naming Seller as a beneficiary or loss payee to expire, or to be canceled or terminated; or

(j)    agreed, whether in writing or otherwise, to take any of the foregoing actions, other than negotiations with Purchaser regarding the transactions contemplated by this Agreement.

6.7    Real Property.

(a)    Seller does not own any real property. The sole locations at which Seller has any offices or facilities and from which Seller conducts its operations are located at 7434, 7436, 7438, 7450-7460 and 7532 Scout Avenue, Bell Gardens, California (the “Premises”). Seller leases the Premises pursuant to the Lease. Other than the Premises, Seller does not lease or otherwise use or occupy or conduct its operations in any other location or facility. Seller has provided to Purchaser a true, correct and complete copy of the Lease, including all amendments, supplements, estoppel certificates and nondisturbance, subordination and attornment agreements and all settlement agreements relating thereto.

(b)    To Seller’s Knowledge, the Lease is a valid and binding obligation of Seller and, to Seller’s Knowledge, the Landlord and is in full force and effect.

(c)    Neither Seller, nor to Seller’s Knowledge, any other party to the Lease is in default with respect to any term or condition of the Lease, and to Seller’s Knowledge, no event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder, cause the acceleration of any obligation of Seller or any other party to the Lease, or create any Encumbrance upon any of the Purchased Assets.

(d)    All of the buildings, fixtures and other improvements or activities located on the Premises are in good operating condition and repair, reasonable wear and tear excepted, and do not violate any applicable code, zoning ordinance or other Applicable Laws, or violate any provision of the Lease in any material respect.

6.8    Tangible Personal Property. Section 2.2(a) of the Disclosure Schedule sets forth a complete list of each item of Personal Property owned or leased or otherwise used by the Seller in the conduct of its operations (other than the Excluded Assets). All such Personal Property are in good condition and repair, ordinary wear and tear excepted. At Closing, all such Personal Property shall be free and clear of Encumbrances, except Permitted Encumbrances. There are no claims, pending or to Seller’s Knowledge threatened, of or by third parties that, with the passage of time, or giving of notice, or both, will create an Encumbrance on any item included in or comprising the Personal Property or on any other assets of Seller, except the Permitted Encumbrances.

6.9    Contracts.

(a)    Section 6.9(a) of the Disclosure Schedule sets forth a list of all Contracts to which Seller is a party or by which its operations is bound, including the Assumed Contracts. Each Assumed Contract is a valid and binding obligation of the Seller and to Seller’s Knowledge, each Assumed Contract is a valid and binding obligation of the other party or parties to such Assumed Contract, is enforceable in accordance with its terms, and is in full force and effect.

(b)    Except as set forth in Section 6.9(b) of the Disclosure Schedule, (i) Seller is not a party to any Contract with Parent or any Affiliate of Parent and (ii), Seller does not have any Liabilities to Parent or any Affiliate of Parent, and neither Parent nor any Affiliate of Parent has any Liabilities to Seller.

(c)    Neither Seller, nor to Seller’s Knowledge, any other party to any Assumed Contract, is in default with respect to any term or condition of such Assumed Contract, and to Seller’s

Knowledge, no event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder, cause the acceleration of any obligation of Seller or any other party to such Assumed Contract, or create any Encumbrance upon any of the Purchased Assets.

(d)    Except as specifically identified as such on Section 6.9(d) of the Disclosure Schedule, no Government Contract is premised on Seller’s small business status, small disadvantaged business status, protégé status or other preferential status. With respect to each Government Contract, to Seller’s Knowledge, there are no pending or threatened: (i) civil fraud or criminal investigations by any government investigative agency, (ii) suspension or debarment proceedings (or equivalent proceedings) against Seller, (iii) requests by the government for a contract price adjustment based on a claim disallowance by the Office of Inspector General or Defense Contract Audit Agency or similar agency, or claim of defective pricing, or (iv) disputes between Seller and the government. With respect to any Government Contract which expired, or was terminated, or for which final payment was made within three (3) years prior to the date hereof there are no requests by any state, local or foreign government or any agency or department thereof for a contract price adjustment based upon a claim of defective pricing. Seller has not taken any action and is not a party to any Proceeding that would reasonably be extended to give rise to Liability under the civil or criminal False Claims Act or a claim for price adjustment under the Truth in Negotiations Act. Seller has complied, in all material respects, with all terms and conditions of each Government Contract and government bid to which it is a party and has complied, in all material respects, with all statutory and regulatory requirements, related cost principles and cost accounting standards, where and as applicable to each Government Contract and government bid. During the last five (5) years, Seller has not made any voluntary disclosure in writing to any Governmental Body with respect to any material alleged irregularity, misstatement or omission arising under or relating to a Government Contract or government bid.

6.10    Legal Proceedings. Other than as set forth in Section 6.10 of the Disclosure Schedule, there are no Proceedings pending, or, to the Knowledge of Seller, threatened against, relating to Seller or its operations (or Parent or any Affiliate of Parent in relation to the Seller or Seller’s operations) before any court, arbitrator or administrative or other Governmental Body.

6.11    Environmental Matters.

(a)    Seller has not used any premises or the Premises or the Purchased Assets to generate, manufacture, refine, transport, treat, store, handle, or dispose of any Hazardous Substances except in compliance, in all material respects, with Environmental Health, and Safety Requirements;

(b)    Seller has not released any Hazardous Substances at the Premises in a manner or at levels requiring remedial action under Environmental Health, and Safety Requirements. To Seller’s Knowledge, the Premises are not contaminated with any Hazardous Substances in a manner or at levels requiring remedial action under Environmental Health, and Safety Requirements. There are no regulated hazardous waste treatment, storage or disposal facilities, as those terms are defined under applicable Environmental Health, and Safety Requirements, located at the Premises;

(c)    Seller has not transported or disposed of, or allowed or directed any third Person to transport or dispose of, any waste containing Hazardous Substances except in material compliance with Environmental Health, and Safety Requirements;

(d)    Except as set forth in the Executive Summary of that Phase I Environmental Site Assessment and Limited Compliance Review report, dated November 2010, in the form provided to Purchaser, Seller has not received a citation, directive, letter, notice of violation or other written communication from any Person or Governmental Body concerning the presence of any Hazardous Substances on the Premises or concerning Seller’s actual or potential Liability under any Environmental Health, and Safety Requirements resulting from such presence;

(e)    To Seller’s Knowledge there are no Hazardous Substances present at adjacent properties which are migrating to, through, or under the Premises;

(f)    No action has been commenced or threatened in writing regarding Seller’s compliance with or Liability under any Environmental Health, and Safety Requirements at or concerning the Premises; and

(g)    Seller has provided to Purchaser complete copies of all environmental reports and studies conducted by or for Seller with respect to the Premises.

6.12    Licenses, Permits and Authorizations.

(a)    Section 2.2(d) of the Disclosure Schedule contains a complete list of all Permits and Licenses of Seller. Other than the Permits and Licenses set forth in Section 2.2(d) of the Disclosure Schedule, there is no other permit, license or other authorization of a Governmental Body that is required for the ownership of the Purchased Assets or material to Seller’s operations.

(b)    Seller has obtained and continues to have all Permits and Licenses and has made all filings with any Governmental Body which may be required under the terms of any Permit or License.

(c)    Each of the Permits and Licenses are in full force and effect and no material violations are recorded with respect to any Permit or License, and no proceeding is pending, or, to Seller’s Knowledge, threatened in writing, to revoke or limit any Permit or License.

6.13    Labor Matters.

(a)    Section 6.13(a) of the Disclosure Schedule contains a true and complete list of the persons employed by Seller as of the date of this Agreement (the “Current Employees”), their respective dates of hire by Seller, current positions, current compensation under Seller’s existing employment policies, and the amount and nature of any severance obligations that Seller would have to them in the event of their termination of employment by Seller.

(b)    No material grievance exists between Seller and any of the Current Employees. Seller is not delinquent in the payments to any of the Current Employees for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them to the date of this Agreement or for any amounts required to be reimbursed to the Current Employees. Seller has delivered or made available to Purchaser true and complete copies of all handbooks and manuals. Seller is in material compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practices. There is no collective bargaining agreement in effect with respect to the Current Employees. Seller has not experienced any strike or work stoppage or other industrial dispute involving its employees in the past five (5) years.

(c)    Seller is and will be in full compliance with the Worker Adjustment and Retraining Notification Act of 1989 (the “WARN Act”, codified at 29 USC §2101 et seq.) and any applicable state laws of a similar nature, including the prompt and correct furnishing of all notices required to be given thereunder in connection with any “plant closing” or “mass layoff” to “affected employees”, “representatives” and any state dislocated worker unit and local government officials. No reduction in the notification period under the WARN Act is being relied upon by Seller.

(d)    There have been no federal Occupational Safety and Health Administration (“OSHA”) inspections, or inspections by any comparable state or local agencies of Seller within the last three (3) years. There have been no OSHA citations or citations by comparable state and local authorities received by Seller within the last three (3) years. Seller has complied in all material respects with the Occupational Safety and Health Act and has accurately completed reports and timely filed all reports required by OSHA relating to Seller.

(e)    Section 6.13(e) of the Disclosure Schedule sets forth a list of (i) each employee who is eligible to request leave under the United States Family and Medical Leave Act or otherwise (“Leave”) as of the Closing Date and the amount of Leave utilized by each such employee during the current leave year; (ii) each employee who will be on Leave at the Closing Date and his or her job title and description, salary and benefits; and (iii) each employee who has requested Leave to begin after the Closing Date, a description of the leave requested and a copy of all notices provided to such employee regarding such leave.

6.14    Intellectual Property.

(a)    Section 6.14(a) of the Disclosure Schedule sets forth a true, correct and complete list of all Intellectual Property owned by Seller (“Seller Owned Intellectual Property”) or licensed to Seller (“Licensed Intellectual Property,” and together with the Seller Owned Intellectual Property, the “Seller Intellectual Property”), except for Off the Shelf Software, and all agreements between Seller and third parties relating to the development or use of Seller Intellectual Property, except for Off the Shelf Software. All necessary registration, maintenance and renewal fees due prior to the Closing in connection with any Seller Owned Intellectual Property that are registered with a Governmental Body have been made and all necessary documents, recordations, certifications and renewals in connection with such registered Seller Owned Intellectual Property have been filed with the relevant Governmental Body for the purpose of maintaining such registered Seller Intellectual Property. Seller has not used the Off the Shelf Software in excess of the number of permitted users for such Off the Shelf Software.

(b)    All of the Seller Owned Intellectual Property is valid, subsisting and enforceable, free and clear of all Encumbrances, and Seller has taken all necessary and customary actions to maintain and protect the Seller Owned Intellectual Property.

(c)    (i) There are no claims against Seller that were either made within the past four (4) years or are presently pending or, to Seller’s Knowledge, threatened, contesting the validity, use, ownership, enforceability or registrability of any Seller Intellectual Property; (ii) to Seller’s Knowledge, Seller has not infringed, misappropriated, acted adversely to, or otherwise conflicted with, and Seller’s operations as currently conducted, do not and will not infringe, misappropriate, act adversely toward or otherwise conflict with, any Intellectual Property of any other Person, and Seller is not aware of any facts which indicate a likelihood of any of the foregoing, and no claim is pending or threatened against Seller alleging any of the foregoing; and (iii) to Seller’s Knowledge, no other

Person is engaging in any activity or using any intellectual property that infringes, dilutes, misappropriates or otherwise violates or conflicts with Seller Intellectual Property. Purchaser’s use of the Seller Owned Intellectual Property after the Closing, and to Seller’s Knowledge Purchaser’s use of the Licensed Intellectual Property after the Closing, in substantially the same manner used by Seller prior to the Closing will not infringe, misappropriate, act adversely toward or otherwise conflict with, any Intellectual Property of any other Person.

(d)    Subject to Section 12.4, Seller has taken reasonable steps to maintain the confidentiality of its trade secrets and other confidential Seller Intellectual Property; provided, however, that Seller has not entered into any confidentiality or invention assignment agreements with its Current Employees. Seller has taken reasonable steps to protect its rights in its confidential information and any trade secret or confidential information of third parties used by Seller, and, except under confidentiality obligations, there has not been any material disclosure by Seller of any confidential information or any such trade secret or confidential information of third parties.

(e)    Seller’s employees have signed an acknowledgment and agreement to be bound by Seller’s employee handbook which contains a confidentiality obligation on the part of Seller’s employees.

6.15    Compliance with Applicable Law.

(a)    Seller has complied in all material respects with all Applicable Laws.

(b)    Without limiting the generality of Section 6.15(a), except as set forth in Section 6.15(b) of the Disclosure Schedule, Seller is in compliance in all material respects with all applicable U.S. and foreign import and export laws and regulations, including to the extent applicable to Seller those specified in (i) the International Traffic in Arms Regulations (ITAR), 22 CFR Part 120 et seq., including the manufacture, brokering, sale or export of “defense articles” or the furnishing or export of “defense services” or “technical data” to foreign nationals in the United States or abroad, as those terms are defined in 22 CFR Sections 120.6. 120.9 and 120.10, respectively, (ii) the Export Administration Regulations (EAR), 15 CFR Part 730 et seq., and (iii) the regulations of the United States Treasury Office of Foreign Asset Control (OFAC), 31 Part 500 et seq. Except as set forth in Section 6.15(b) of the Disclosure Schedule, Seller has not, since its inception, violated in any material respect any U.S. or foreign import, export or re-export laws or regulations or any U.S. or foreign sanctions, unlawful boycotts or embargoes, or been the subject of an investigation or other inquiry concerning imports, exports, re-exports, sanctions, embargoes or unlawful boycotts or subject to civil or criminal penalties imposed by a Governmental Body, or made a voluntary disclosure with respect to violations or alleged violations of those laws or regulations.

6.16    Taxes.

(a)    All Tax Returns required to have been filed by or with respect to Seller or its assets have been duly and timely filed (taking into account applicable extensions of time to file) by Seller and Parent, and each such Tax Return correctly and completely reflects all Liabilities for Taxes in all material respects and correctly and completely in all material respects reflects all other information required to be reported thereon. Seller is not the beneficiary of any extension of time within which to file any Tax Return. No power of attorney has been granted by Seller with respect to any matter relating to Taxes which is currently in force.

(b)    All Taxes owed by Seller (whether or not shown on any Tax Return) and by Parent in relation to Seller have been timely paid. All premiums, contributions and assessments relating to workers compensation or similar have been timely made. The provision for Taxes on the Financial Statements is sufficient for all accrued and unpaid Taxes, whether or not due and payable and whether or not disputed, of Seller as of the date thereof, and Seller has not incurred or become subject to any Tax since the date of the Financial Statements except for Taxes incurred in the Ordinary Course of Business. Seller has adequately provided for, in books of account and related records, Liability for all unpaid Taxes of Seller, being current Taxes not yet due and payable.

(c)    Seller has never held any equity or debt interest in another entity.

(d)    Seller has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements, in all material respects.

(e)    There is no audit, claim, action, suit, proceeding or investigation currently pending against Seller (nor Parent to the extent relating to Seller) in respect of any Taxes nor has Seller (nor Parent to the extent relating to Seller) been informed in writing of the commencement or anticipated commencement of any such activity. To Seller’s Knowledge, no such activity has been threatened by any Governmental Body. There are no Encumbrances on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax, except for Permitted Encumbrances. Seller (or Parent to the extent relating to Seller) has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)    Seller has not received notice (either in writing or verbally, formally or informally) from any jurisdiction or taxing authority that it has not filed a Tax Return or paid Taxes required to be filed or paid by it.

(g)    Seller will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code §481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law); (iii) installment sale or “open transaction” made prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date or (v) election under Section 108(i) of the Code.

6.17    Insurance.

(a)    Seller has maintained in effect and presently has in effect all errors and omissions, directors and officers, workers compensation, employee professional liability and fiduciary liability insurance policies, and all other insurance policies, required by law and reasonably appropriate in connection its operations. Set forth in Section 6.17 of the Disclosure Schedule is a true and complete list of each insurance policy related to the Seller’s operations (including policies providing property, casualty, liability, errors and omissions, and workers compensation coverage). Also set forth in Section 6.17 of the Disclosure Schedule is a list of all claims that have been tendered by the Company under any such insurance policies in the past three (3) years and a summary or the disposition of such claims.

(b)    With respect to each such insurance policy: (i) such policy is valid, legally binding, enforceable in accordance with its terms, and in full force and effect in all respects as to Seller, and all premiums due thereunder have been paid, and no notice of cancellation or termination has been received by Seller with respect to such policies; (ii) to Seller’s Knowledge, such policy is valid, legally binding, enforceable in accordance with its terms, and in full force and effect in all respects as to the applicable insurance carrier: (iii) to Seller’s Knowledge, no event has occurred which would permit termination, modification, or acceleration, under such policy; and (iii) to Seller’s Knowledge, no other party to such policy has repudiated any provision thereof.

6.18    Employee Benefits.

(a)    Section 6.18 of the Disclosure Schedule lists each Employee Benefit Plan of Seller.

(b)    Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of Applicable Laws, and Seller is not in default under any Employee Benefit Plan.

(c)    All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made to each such Employee Benefit Plan. All premiums or other payments that are due have been paid with respect to each such Employee Benefit Plan.

6.19    Customers and Suppliers. Section 6.19 of the Disclosure Schedule contains a true, correct and complete list of the names and addresses of the Seller’s largest Customers with respect to revenues that comprise at least eighty percent (80%) of Seller’s aggregate revenues (the “Top Customers”) and largest suppliers with respect to expenditures that comprise at least eighty percent (80%) of Seller’s aggregate vendor expenses (the “Top Suppliers”) for the period between January 1, 2015 and June 15, 2015. To Seller’s Knowledge, Seller maintains good commercial relations with each of its Top Customers and Top Suppliers and, to Seller’s Knowledge, no event has occurred that could materially and adversely affect Seller’s relations with any such Top Customer or Top Supplier. Except as set forth in Section 6.10 of the Disclosure Schedule, no Top Customer or Top Supplier during the prior twelve (12) months has canceled or terminated in writing or, to Seller’s Knowledge, made any threat to cancel or otherwise terminate any Contracts with Seller or to decrease in any material respect such Top Customer’s usage of Seller’s services or products or such Top Supplier’s supply of services or products to Seller. Seller has not received any written notice and does not have any Knowledge to the effect that any current Top Customer or Top Supplier may terminate or materially alter its business relations with Seller, either as a result of the transactions contemplated hereby or otherwise.

6.20    Claims by Customers or Suppliers. Section 6.20 of the Disclosure Schedule sets forth an accurate and complete list of all claims for breach of Contract made by any Customer or supplier of Seller in writing in the two (2) years prior to the date hereof.

6.21    Inventory. Seller’s inventory consists of raw materials and supplies, manufactured and purchased parts, work in process and finished goods (collectively, “WIP”), all of which are usable (which for clarification does not mean that all WIP will be used or that all WIP is without defects) and, with respect to finished goods, saleable, in the Ordinary Course of Business, except (i) for WIP which have been written off or written down to net realizable value in the Financial Statements, and (ii) as set forth on Section 6.21 of the Disclosure Schedule. All of Seller’s inventory has been valued at cost.

6.22    Product Warranties; Product Liability; and Regulation.

(a)    Section 6.22(a) of the Disclosure Schedule contains the standard forms of product warranty of Seller. Seller has not undertaken any performance obligations or made any warranties or guarantees with respect to the Purchased Assets or any Seller Products, other than those disclosed in Section 6.22(a) of the Disclosure Schedule or as set forth in the Assumed Contracts, and the aggregate cost to Seller to comply with the product warranties is properly reflected in the Seller’s Books and Records in accordance with GAAP. The reserves for product warranties reflected in the Most Recent Balance Sheet are reasonable and adequate to cover all warranty claims in the succeeding twelve (12) months. Except as described in Section 6.22(a) of the Disclosure Schedule, each Seller Products: (i) is, and at all times during the last two (2) years has been, in compliance, in all material respects, with all Applicable Laws; and (ii) is, and at all relevant times during the last two (2) years has been, fit for the ordinary purposes for which it is intended to be used in all material respects and conforms in all material respects to any promises or affirmations of fact made in the warranty or on the label for such product or in connection with its sale, whether through advertising or otherwise. There are no rights of return or other agreements between Seller and any customer of the Seller which would cause any material amount of sales reflected in Seller’s Financial Statements to fail to qualify as sales in accordance with GAAP or Seller’s revenue recognition policy as reflected in the Financial Statements.

(b)    There is no patent design defect or, to Seller’s Knowledge, latent design defect with respect to any Seller Product, and each of the Seller Products contains warnings, in accordance with Applicable Laws with respect to its contents and use. Except as described in Section 6.22(b) of the Disclosure Schedule, since Seller’s inception, Seller has not recalled any products manufactured, serviced, distributed, leased, or sold by Seller and Seller has no Knowledge of a reasonable basis for any such recall on or after the Closing Date. There are no claims, actions or suits by any Person or Governmental Body and, to Seller’s Knowledge, there are no inquiries, proceedings or investigations by a Governmental Body pending against Seller, relating to any of the Seller Products that contain allegations that defects in such products (including defects in design or manufacture or improper labeling) caused (or pose an unreasonable risk of causing) bodily injury, death or property damage.

(c)    During the last two (2) years, the design, content and labeling of all Seller Products, already sold, manufactured for sale or planned for manufacture comply in all material respects with all consumer protection safety regulations and other Applicable Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been delivered to Seller or to Seller’s Knowledge filed or commenced against any of them alleging any failure to comply.

(d)    Except as set forth on Section 6.22(d) of the Disclosure Schedule, each Seller Product manufactured, sold, leased, or delivered by Seller has been in conformity with all applicable contractual specifications and all express and implied warranties made by Seller (except to the extent non-conformity is not material), and Seller has no Liability (and there is no basis for any present or future Proceeding against it giving rise to any Liability for replacement or repair thereof or other damages in connection therewith). Seller (i) is in compliance with all applicable regulations, directives, advisory circulars or similar official documents (collectively, “Aviation Regulations”) issued by the Federal Aviation Administration, the European Aviation Safety Agency and/or foreign aviation authorities (collectively, “Aviation Authorities” ), (ii) has not violated in any material respect, or been to Seller’s Knowledge subject to an investigation with respect to, or made voluntary disclosures with respect to potential violations of any Aviation Regulations, and (iii) has received a citation from the Aviation Authorities for any discrepancies or violations during inspections or audits during the last two (2) years. To Seller’s Knowledge, no Person has written or issued any Service Bulletins or any other Proceedings as to Seller or any products of Seller at any time during the last two (2) years, and no such Bulletins or other Proceedings are pending. No Aviation Authorities have issued any Air Worthiness Directives or similar directives as to Seller or any products of Seller at any time during the last two (2) years, and no such directives are pending. To the extent applicable to Seller, all security measures required by the Department of Defense Industrial Security Manual have been implemented in all material respects.

(e)    All products sold by Seller pursuant to qualification requirements established by its customers were produced in a manner consistent in all material respects with such qualification requirements except for individual defective products produced in the Ordinary Course of Business. Seller has not received notice that any qualifications for its products as established by its customers have been revoked or terminated as a result of the failure of products manufactured by it to meet the specifications required by such qualifications and no such revocation or termination is, to Seller’s Knowledge, threatened or contemplated. Seller is currently not required to hold any security clearances to perform its obligations under any Government Contract.

6.23    Certain Payments. Neither Seller nor Parent or any director, officer, agent, employee or other Person acting on their behalf has used any funds in connection with or related to the Purchased Assets or the Seller for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to domestic or foreign government officials or others. Seller has reasonable financial controls to prevent such unlawful contributions, payments, gifts, entertainment or expenditures. Neither Seller nor, to Seller’s Knowledge, any director, officer, agent, employee or other Person acting on behalf of any of Seller, has accepted or received any unlawful contributions, payments, gifts or expenditures. Seller has at all times in the past four (4) years complied, and is in compliance, in all respects with the Foreign Corrupt Practices Act and all Applicable Laws relating to the prevention of corrupt practices and similar matters.

6.24    Brokerage and Finder’s Fees. There is no Liability on the part of Seller to any broker, finder or agent for brokerage fees, finder’s fees or commissions with respect to the transactions contemplated by this Agreement and no broker, finder or agent has any claim for any such brokerage fees, finder’s fees or commissions.

6.25    Disclosure. To Seller’s Knowledge, the representations and warranties made by Seller under Article 6 do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading, except as set forth on the disclosure schedules.  To Seller’s Knowledge, copies of all documents heretofore or hereafter delivered or made available by Seller or its representatives to Purchaser or its representatives in connection with this Agreement and the other Transaction Documents were complete and accurate records of such documents in all material respects.

ARTICLE 7
DISCLAIMERS OF OTHER REPRESENTATIONS AND WARRANTIES

7.1    Disclaimer of Warranties. EACH OF SELLER AND PURCHASER ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 6 AND ARTICLE 8, NEITHER SELLER NOR PURCHASER MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, UNDER THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND ANY SUCH OTHER

REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED, EXCEPT ANY IMPLIED WARRANTIES THAT RELATE TO PRODUCTS DELIVERED OR INTENDED TO BE DELIVERED TO CUSTOMERS.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As of the Closing, Purchaser represents and warrants to Seller as follows:

8.1    Authorization and Enforcement. Purchaser has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which Purchaser is a party, have been duly authorized by all required company action on the part of Purchaser, and when duly executed and delivered by Purchaser, Seller and Parent, as applicable, will constitute the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with their terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditor’s rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

8.2    Absence of Restrictions and Conflicts; Consents. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Purchaser is a party, the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which Purchaser is a party and the fulfillment of and compliance with the terms and conditions of this Agreement and the other Transaction Documents to which Purchaser is a party do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under (i) Purchaser’s Organizational Documents, (ii) any judgment, decree or order any court or Governmental Body to which Purchaser is a party or by which Purchaser is bound, (iii) any Contract to which Purchaser is a party or by which Purchaser is bound, or (iv) any statute, law, regulation or rule applicable to Purchaser.

ARTICLE 9
EMPLOYEES; CERTIFICATES OF INSURANCE

9.1    Employees of Seller.

(a)Except for the Retained Employee and the other employees of Seller to whom Purchaser has elected not to make offers of employment who are identified in Schedule 9.1 hereto (the “Excluded Employees”), the parties acknowledge that Purchaser shall offer to hire and employ (on an “at will” or other basis, as elected by Purchaser), effective as of 11:59 p.m. on the Closing Date, all of the Current Employees (Current Employees who are offered employment by the Purchaser and who accept such offer (as evidenced by oral or written acceptance or such offer, or by the continued provision of services to Purchaser by such Current Employee after the Closing) referred to herein as  the “Transferred Employees”), with compensation substantially similar to those provided by Seller prior to Closing and for positions comparable to the positions the Transferred Employees had with Seller and, subject to Section 9.1(d), standard employee benefits provided by Purchaser to its employees. Immediately prior to the Closing, Seller will terminate the employment of the Transferred Employees.  As of the Closing, Purchaser shall employ the Transferred Employees. Nothing herein shall be construed to prevent Purchaser from terminating the employment of any Transferred Employees at any time after the Closing for any reason or no reason at all or from amending or terminating any benefit plan in which the Transferred Employees participate at any time after the Closing. Furthermore, notwithstanding the foregoing, nothing contained herein shall be treated as an amendment to any particular Employee Benefit Plan of Purchaser or Seller or give any third party the right to enforce any of the provisions of this Agreement.

(b)To the extent permitted by Applicable Law and Purchaser’s Employee Benefit Plans, Purchaser will give each Transferred Employee full credit for all service credited by Seller, as if such service had been with Purchaser or its Affiliates, for purposes of eligibility to participate in, vesting and payment of benefits under (but not for purposes of determining the amount of any benefit under) any employee retirement or health benefit plans maintained by the Purchaser.

(c)To the extent permitted by any Applicable Laws and Purchaser’s Employee Benefit Plans, Purchaser will waive or cause to be waived any eligibility period, preexisting condition limitations, and evidence of insurability requirements under any such plans that provide welfare benefits.  Purchaser will give credit (or cause its insurance carriers to give credit) to each Transferred Employee, on a dollar-for-dollar basis, toward the deductible and co-payment requirements of any group health plans for any such amounts paid by any Transferred Employee (or eligible dependent) under the Seller’s applicable group health plan for the plan year during which the Closing occurs (the “Deductible Amounts”); provided, that Seller and Purchaser shall each pay for one-half of such Deductible Amounts, and provided further that Seller has paid such amount to Purchaser on the date hereof pursuant to Section 4.1.

(d)From and after the Closing Date until July 31, 2015, Seller agrees that it will allow the Transferred Employees to participate in its medical and dental plans that such Transferred Employees were participating in prior to the Closing (the “Continued Plans”); provided, that Purchaser shall reimburse Seller for all monthly premium payments relating to the Continued Plans for the period beginning on the first date following the Closing Date and ending on July 31, 2015 (the “Continued Plan Amount”) pursuant to Section 4.1. Beginning on August 1, 2015, Purchaser agrees to permit each Transferred Employee to enroll in Purchaser’s medical and dental plans pursuant Purchaser’s Employee Benefit Plans.

(e) From the Closing Date to December 31, 2015, Seller shall make the Retained Employee available to the Purchaser for forty (40) hours per week as a consultant to assist Purchaser in the transition of operations (the “Services”), provided that Retained Employee is an employee of Seller or its Affiliates.  In exchange for the Services, the Purchaser shall pay a monthly fee to Seller (pro-rated for partial months) in an amount equal to $14,730 per month on the first date of each month.  Purchaser shall be entitled to terminate the employment of the Retained Employee, with or without cause, upon 5 days’ prior written noticed delivered to the Seller, Parent and the Retained Employee. Purchaser acknowledges that Seller and its Affiliates are not engaged in the business of providing the Services and that the Services are provided as an accommodation in connection with the transactions contemplated by this Agreement.  Seller and its Affiliates make no warranties, express or implied, with respect to the Services.   None of  Sellers or its Affiliates or any of their respective officers, directors, managers, employees, agents, representatives, attorneys-in-fact, subcontractors or contractors shall be liable for any action taken or omitted to be taken by it or such Person under or in connection with the Services; provided, however, that the immediately preceding limitation shall not apply to any losses, liabilities or damages incurred by Purchaser arising out of the gross negligence or intentional misconduct by Seller or its Affiliates in the performance or nonperformance of the Services. Notwithstanding the foregoing, the Retained Employee shall remain an employee of Seller who is on loan to Buyer on a temporary basis, and Seller shall be solely responsible for complying with (and shall comply with) all obligations of an employer under Applicable Laws, including wage withholdings and wage reporting and providing compensation, employee benefits and Workers’ Compensation insurance.

(f)Seller will pay its employees, including, without limitation, all Transferred Employees, all wages, severance, vacation pay or any other compensation due for services rendered prior to the Closing when due in accordance with Applicable Laws and the terms of any applicable plans, agreements, policies or arrangements.

(g)Notwithstanding anything herein to the contrary, this Section 9.1 is for the benefit of the Parties hereto, and shall not create any contractual right on behalf of any Transferred Employee or the Retained Employee, none of whom shall constitute third-party beneficiaries under this Agreement. Likewise, nothing in this Section 9.1 shall constitute any contract or guarantee of continuing employment for any Transferred Employee.  Further, nothing herein shall be treated as an amendment to any particular Employee Benefit Plan.

ARTICLE 10
[RESERVED]

ARTICLE 11
INDEMNIFICATION

11.1    Indemnification by Seller and Owners. Seller shall indemnify, defend and hold Purchaser, and its Affiliates and their respective shareholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Purchaser Indemnified Parties”) harmless against and in respect of any and all claims, demands, losses, costs, expenses (including expert witness fees, and attorney’s fees), obligations, Liabilities judgments, damages, recoveries, and deficiencies, including interest, penalties (collectively, “Claims”) that Purchaser Indemnified Parties shall incur or suffer that arise from, result from, or relate to:

(n)any Excluded Liabilities;

(o)without limiting the generality of Section 11.1(a), all Proceedings identified in Section 6.10 of the Disclosure Schedule;

(p)any breach of any representation, warranty or covenant or non-fulfillment of any agreement on the part of Seller under this Agreement or the other Transaction Documents or from any misrepresentation in or material omission from any certificate or other instrument provided by Seller to Purchaser pursuant to or in connection with this Agreement or the other Transaction Documents, or any claim made by third parties that if true, would constitute any such misrepresentation, breach of warranty, covenant or non-fulfillment;

(q)any noncompliance with Division Six of the California Commercial Code (Bulk Sales) (the “Bulk Sales Law”) or fraudulent transfer law in respect of the transactions contemplated in this Agreement;

(r)any failure to obtain the tax clearance certificate from the California Employment Development Department prior to the Closing;

(s)any failure to obtain the tax clearance certificate issued by the California Board of Equalization prior to the Closing;

(t)Seller’s ownership or operation of the Purchased Assets and Excluded Assets prior to the Closing; and/or

(u)the ownership or operation of Seller (excluding (for the avoidance of doubt) the Purchased Assets and the Transferred Employees) after the Closing.

11.2    Indemnification by Purchaser. Purchaser shall indemnify, defend, and hold harmless Seller and its Affiliates and their respective managers, officers, directors, employees, agents, successors and assigns (the “Seller Indemnified Parties”) from and against, and to the extent of, any and all Claims that Seller Indemnified Parties shall incur or suffer that arise from, result from, or relate to (a) any breach of any representation, warranty or covenant or non-fulfillment of any agreement of Purchaser under this Agreement, or any claim made by third parties that if true, would constitute any such breach; (b) the Assumed Obligations; or (c) the Purchaser’s ownership or operation of Purchased Assets after the Closing. For purposes of this Agreement, the reference to “ownership” of the Purchased Assets in the preceding clause (c) shall not in any way ameliorate or otherwise affect Seller’s representations and warranties relating to Seller’s ownership of or title to the Purchased Assets set forth in Article 6 above.

11.3    Indemnification Procedure.

(a)    Promptly following receipt by a Purchaser Indemnified Party or Seller Indemnified Party, as the case may be (the “Indemnified Party”) of notice by a third party (including any Governmental Body) of any complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to indemnification pursuant hereto (a “Third Party Claim”), such Indemnified Party shall promptly provide written notice thereof to the party obligated to indemnify under this Agreement (the “Indemnifying Party”); provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from Liability hereunder with respect to such Third Party Claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such Third Party Claim or otherwise prejudices the Indemnifying Party. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter to assume and control the defense of such Third Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel; provided that if (i) there is an actual conflict of interest arising from the joint representation of the Indemnifying Party and the Indemnified Parties by the same counsel which would prejudice the Indemnified Party, (ii) the claim for indemnification is with respect to a criminal proceeding, action, indictment, allegation or investigation against the Indemnified Party, (iii) if the Indemnifying Party has assumed the defense of a Third Party Claim but has not diligently continued to prosecute or defend such Third Party Claim, and has not cured such deficiency in the prosecution or defense of such Third Party Claim within thirty (30) days of receipt of written notice of such deficiency by the Indemnified Party, or (iv) the claim seeks an injunction or other equitable relief against the Indemnified Party; then the Indemnified Party may assume and control the prosecution or defense of the Third Party Claim, and (A) the Indemnifying Party shall not be entitled to assume the defense of any such claim or action, (B) the Indemnified Party shall have the right to conduct and control the defense of such action or claim with counsel of its choosing and the reasonable legal and other expenses incurred by the Indemnified Party shall be borne by the Indemnifying Party, and (C) the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party shall make in respect to such action or claim. If notice is given to an Indemnifying Party of the commencement of any Third Party Claim and the Indemnifying Party does not, within thirty (30) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party will be bound by any determination made in such Third Party Claim or any compromise or settlement effected by the Indemnified Party. Subject to the foregoing provisions in this Section 11.3(a), in any Third Party Claim for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Third Party Claim, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b)    No Indemnified Party may settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld or delayed), unless the Indemnifying Party fails to assume and maintain diligently the defense of such Third Party Claim pursuant to Section 11.3(a). An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (i) includes an unconditional release of the Indemnified Party and its officers, shareholders, members, employees and affiliates from all Liability arising out of, or related to, such Third Party Claim, (ii) does not contain any admission or statement suggesting any wrongdoing or Liability on behalf of the Indemnified Party, and (iii) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s affiliates and (iv) in the case of a Third Party Claim related to Taxes, could not cause an increase in the Taxes of Purchaser for any taxable period beginning after the Closing Date.

(c)    In the event an Indemnified Party claims a right to payment pursuant hereto with respect to any matter not involving a Third Party Claim (a “Direct Claim”), such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party (a “Notice of Claim”). Such Notice of Claim shall specify the basis for such Direct Claim. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability that it may have to such Indemnified Party with respect to any Direct Claim made pursuant to this Section 11.3(c), except to the extent such failure has prejudiced the Indemnifying Party, it being understood that Notices of Claim in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 11.4. In the event the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such Notice of Claim that the Indemnifying Party disputes its

Liability to the Indemnified Party under this Article 11 or the amount thereof, the Direct Claim specified by the Indemnified Party in such Notice of Claim shall be conclusively deemed a Liability of the Indemnifying Party under this Article 11.

11.4    Survival Period. The representations and warranties made by the parties herein shall not be extinguished by the Closing, but shall survive the Closing for, and all claims for indemnification in connection therewith shall be asserted not later than, the first Business Day that is eighteen (18) months following the Closing Date (subject to Section 9.6(c)); provided, however, that each of the representations and warranties contained in Section 6.1 (Organization; Authorization and Enforcement), Section 6.3 (Ownership of Seller), and Section 6.16 (Taxes) (the “Fundamental Representations”) shall survive the Closing and the period during which a claim for indemnification may be asserted in connection therewith shall continue until the expiration of the applicable statute of limitations applicable to the rights of any Person to bring any claim with respect to such matters. The covenants and agreements of the parties hereunder shall survive until the due performance or fulfillment thereof in accordance with the terms hereof. Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

11.5    Investigations. The respective representations and warranties of a party contained in this Agreement or any certificate or other document delivered by such party at or prior to the Closing and the rights to indemnification set forth in this Article 11 shall not be deemed waived or otherwise affected by any investigation made, or Knowledge acquired, by the other party. Notwithstanding the foregoing provisions of this Section 11.5, except in the case of an act of fraud (other than negligent misrepresentation), Purchaser Indemnified Parties shall not be entitled to indemnification under this Article 11 with respect to claims under Section 11.1(c) for a breach of Seller’s representations and warranties in this Agreement if prior to the Closing Date, Neal Castleman or Brian Gamberg had actual knowledge of the facts and circumstances underlying such breach and that such facts and circumstances constituted a breach of such representations and warranties, demonstrated by Seller with written evidence, and proven by Seller a preponderance of the evidence that such written evidence was in the possession of Mr. Castleman or Mr. Gamberg.

11.6    Limitations. Notwithstanding any provision to the contrary in this Agreement:

(a)    Threshold Amount. Subject to Section 11.6(c), Seller shall not be required to indemnify the Purchaser Indemnified Parties for any Claim for indemnification under Section 11.1(c) for a breach of a representation or warranty unless and until the aggregate of all such Claims exceeds Seventeen Thousand Five Hundred Dollars ($17,500) (the “Threshold Amount”), and then, Seller shall be obligated to indemnify the Purchaser Indemnified Parties for all such Claims in excess of the Threshold Amount.

(b)    Cap. Subject to Section 11.6(c), the maximum amount of Claims that the Purchaser Indemnified Parties will be entitled to recover arising from a breach of a representation or warranty under Section 11.1(c) shall be One Million Seventy Two Thousand Five Hundred Dollars ($1,072,500) (the “Cap”).

(c)    No Limits on Certain Claims. Notwithstanding any other provision in this Agreement to the contrary, the expiration of the representations and warranties as set forth in Section 11.4, the Threshold Amount and the Cap shall not be applicable to or limit (i) Claims made pursuant to Sections

11.1(a), (b), (d), (e) or (f); (ii) breaches of the Seller’s Fundamental Representations; (iii) any facts or circumstances which constitute fraud (excluding negligent misrepresentation) with respect to any representation or warranty of the Seller; or (iv) any breaches of any covenants or agreements.

(d)    Exclusive Remedy; Indemnity Clauses Cumulative. Each of the parties hereto (on its own behalf and on behalf of its respective Indemnitees that may seek indemnification hereunder) hereby acknowledges and agrees that, except for any facts or circumstances which constitute fraud (excluding negligent misrepresentation) and except for the right to seek nonmonetary equitable or injunctive relief, the indemnification provided by this Article 11 shall be the sole and exclusive remedy of such party and its Indemnitees, and each of the parties hereto hereby waives any other remedy under law or in equity. Notwithstanding the foregoing provisions of this Section 11.6(d) and for the avoidance of doubt, the provisions of Sections 11.1(a) through (f) are not mutually exclusive, and Purchaser Indemnified Parties may make Claims under one of more of Sections 11.1(a) through (f).

11.7    Characterization of Indemnity Payments. Except as otherwise required by law, any payment made pursuant to this Article 11 shall be treated, for financial accounting and Tax purposes, as an adjustment to the Purchase Price.

ARTICLE 12
PUBLICITY; CHANGE OF SELLER’S NAME; CONFIDENTIALITY; COVENANTS

12.1    Publicity. Notwithstanding anything herein to the contrary, each of the parties agrees that, except as may be required to comply with the requirements of any Applicable Law, and the rules and regulations of any stock exchange upon which the securities of any of the parties or Parent is listed, no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in writing in advance by both Parties.

12.2    Change of Seller’s Name. Within thirty (30) days after the Closing, Seller shall file an amendment to its Certificate of Incorporation to change its company name to another name that is not similar to Seller’s name.

12.3    Confidentiality.

(a)    As used herein, “Confidential Information” means any information concerning the businesses and affairs of the business of Seller that is not, as of the date of this Agreement, already generally available to the public and that is included in the Purchased Assets. After the Closing, Seller will treat and hold as strictly confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection herewith, and deliver promptly to Purchaser or destroy, at Purchaser’s request and option, all tangible embodiments (and all copies) of the Confidential Information that are in its or any of its Affiliates’ possession. If Seller is requested or legally required to disclose any Confidential Information, Seller will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions hereof. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; Seller shall use its reasonable efforts to obtain, at Purchaser’s request and expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser designates.

(b)    The Parties acknowledge that the Excluded Records constitute “Confidential Information” under that certain Confidentiality Agreement, dated April 29, 2015 between the Parties (the “Confidentiality Agreement”) and, as such, the Excluded Records are afforded all of the protection afforded to “Confidential Information” pursuant to, and throughout the term of, the Confidentiality Agreement. The Parties acknowledge and agree that the terms of the Confidentiality Agreement survive the Closing and are not amended, modified or superseded by the terms of this Agreement. For clarification, the Parties acknowledge and agree that for purposes of the Confidentiality Agreement, after the Closing, the Books and Records and in the information contained therein that are included in the Purchased Assets shall constitute confidential information of Purchaser.

12.4    Employee Handbook. Notwithstanding anything to the contrary set forth in this Agreement, except as provided in Section 6.14(e), Purchaser acknowledges and agrees that Seller makes no representation or warranty whatsoever as to the Handbook Confidentiality Rights and the Handbook Confidentiality Rights shall not be included within the term Purchased Assets when used in Article 6.

12.5    Warranty Claims. Subject to Section 3.2 of this Agreement, from and after the Closing Date, Purchaser agrees to perform and discharge, as appropriate, any and all claims with respect to any product warranty or product return relating to products that were sold, leased or delivered by Seller prior to the Closing Date (“Warranty Claim”), in each case, in accordance with the Seller’s past practices. On a monthly basis, Purchaser will furnish to the Seller a written report separately setting forth: (i) the facts or circumstances giving rise to any actual or alleged Warranty Claim (including the identity of the third-party making such claim) since the last report, (ii) the product at issue with respect to such Warrant Claim, and (iii) the actual cost incurred by Purchaser (without a mark-up) in discharging the Warranty Claim (“Warranty Costs”). Purchaser agrees to pay all undisputed Warranty Costs set forth in the monthly report within thirty (30) days of its receipt of the report. Purchaser shall obtain Seller’s prior written consent prior to incurring a Warranty Cost in excess of $2,500 for any single Warranty Claim.

12.6    Transition Access for Accounting. After the Closing, Purchaser will (i) provide Seller with access to the Expandable system for a period of thirty (30) days after the Closing and (ii) upon Seller’s reasonable requests from time to time after such thirty (30) day period, the Purchaser shall provide Seller reports, data or other information from the Expandable system and any copies of any of the books and records relating to Seller’s operations prior to the Closing, including contracts, purchase orders, invoices, payroll, electronics files, that Seller requires in connection with its month-end and quarter-end closings, analysis related to financial reporting and Seller’s audit.

ARTICLE 13
CERTAIN TAX MATTERS

13.1    Certain Tax Matters.

(a)    Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Purchased Assets for periods (or portions thereof) ending on or before the Closing Date and Seller shall remit, or cause to be remitted, any Taxes due in respect of such Tax Returns. Purchaser shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to Seller’s operations and the Purchased Assets for periods (or portions thereof) ending on or after the Closing Date, and Purchaser shall remit, or cause to be remitted, any Taxes due in respect of such Tax Returns. Seller or Purchaser shall pay the other party for the Taxes for which Seller or Purchaser, respectively, is liable pursuant to this Agreement but which are payable with any Tax Return to be filed by the other party pursuant to this Section 13.1(a) upon the written request of the party entitled to payment, setting forth in reasonable detail the computation of the amount owed by Seller or Purchaser, as the case may be, but in no event earlier than ten (10) Business Days prior to the due date for paying such Taxes.

(b)    Seller and Purchaser shall cooperate fully with each other, as and to the extent reasonably requested by Purchaser or Seller, in connection with any audit, litigation or other proceeding with respect to Taxes relating to Seller or the Purchased Assets with respect to any period prior to the Closing. Such cooperation shall include the retention and (upon Purchaser’s or Seller’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder or to testify at any proceeding. Each of Seller and Purchaser agrees, from and after the Closing, (i) to retain all books and records with respect to Tax matters relating to Seller or the Purchased Assets for any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) for the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Purchaser so requests, shall allow Purchaser to take possession of such books and records.

ARTICLE 14
MISCELLANEOUS

14.1    Cooperation. For a period of five (5) years after Closing, upon reasonable notice, during normal business hours and at the expense of the requesting party, each party will, to the extent necessary to facilitate concluding the transactions contemplated hereby, audits, compliance with Applicable Laws and the requirements of Government Bodies and the prosecution or defense of third party claims, and to the extent that it does not materially interfere with its business operations: (i) execute or cause to be executed documents and instruments reasonably requested by the other and relating to the transactions contemplated hereby; (ii) afford to the representatives of the other, including its counsel and accountants, reasonable access to such records and information as may be available relating to the Purchased Assets and the Transferred Employees for periods prior to Closing, and reasonable access to its officers and employees; and (iii) cooperate, and use its commercially reasonable efforts to cause its officers and employees to cooperate, with the other and with appropriate Government Bodies and other third parties, in furnishing information, evidence, testimony and other reasonable assistance.

14.2    Successors. Except as specifically set forth herein, the representations, warranties and agreements contained in this Agreement shall be binding on the parties’ successors, assigns, heirs and legal representatives and shall inure to the benefit of the respective successors and assigns of the parties hereto, as the case may be. Seller may not assign any of its rights or obligations under this Agreement. Purchaser may assign its rights and obligations under this Agreement.

14.3    Applicable Law; Venue. This Agreement shall, in all respects, be governed by the laws of California. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the County of Los Angeles, State of California.

14.4    Severability. Nothing contained herein shall be construed so as to require the commission of any act contrary to law, and whenever there is any conflict between any provision contained herein and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail but the provision hereof which is affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law. Further, if any provision hereof shall be so curtailed, limited or held to be invalid, then the remainder hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

14.5    Notices. All notices to be given by any party to this Agreement to any other party hereto shall be in writing. Any notice given by any party to another party may be given by personal delivery or by depositing such notice in the United States mail, postage prepaid, certified, addressed to such party at the address below, or by facsimile and such notice so given shall be deemed given upon such personal delivery or five (5) days following deposit in the United States mail or upon actual receipt in the case of personal delivery or upon confirmation of transmission in the case of facsimile. Notices should be sent to:

If to Purchaser:        DCX-Chol Enterprises, Inc.
12831 South Figueroa Street
Los Angeles, CA 90061
Facsimile: 310-516-1693
Attention: Neal Castleman, President

With a copy (which shall not constitute notice) to:

Silver Law Group, APLC
1100 Glendon Avenue, 14th Floor
Los Angeles, CA 90024
Facsimile: 310-500-3501
Attention: Perry S. Silver

If to Seller:     Southern California Braiding, Inc.

c/o IEC Electronics Corp.
105 Norton Street
Newark, New York 14513
Facsimile: 315-332-4295
Attention: Jeffrey Schlarbaum, President and CEO

With a copy (which shall not constitute notice) to:

Harter Secrest & Emery LLP
1600 Bausch & Lomb Place

Rochester, NY 14604-2711
Facsimile: 585-232-2152
Attention: Gregory J. Coughlin

14.6    Further Assurances. Each of the parties hereto shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto. If requested by Purchaser, Seller further agree to prosecute or otherwise enforce in their own name for the benefit of Purchaser any claims, rights, or benefits that are transferred to Purchaser under this Agreement and that require prosecution or enforcement in Seller’s name. Any prosecution or enforcement of claims, rights, or benefits under this paragraph shall be solely at Purchaser’s expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by Seller.

14.7    Time of the Essence. Time is of the essence hereof and of all the terms, provisions, covenants and conditions hereof.

14.8    Separate Counterparts; Facsimile. This document may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original. Any executed original counterpart copy hereof, together with the original signature pages or any other executed counterpart copies hereof, shall constitute and be one and the same instrument. Executed signatures of this Agreement, including counterparts, may be delivered via facsimile or email, and such delivery shall have the same effect as the delivery of the original.

14.9    Entire Agreement. This Agreement, together with any related documents referred to herein, constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof, and any and all prior agreements (except for the Confidentiality Agreement), understandings or representations are hereby terminated and canceled in their entirety and are of no further force or effect.

14.10    Modification; Waivers. No amendment or modification to this Agreement shall be valid or binding unless it is in writing and executed by each of the parties hereto. No waiver of any provision of this Agreement shall be valid or binding unless it is signed by the party giving the waiver. No written waiver of a breach of any provision of this Agreement will constitute a waiver of another breach of the same provision or a breach of any other provision of this Agreement.

14.11    Captions; Construction. The captions appearing at the commencement of the sections hereof are descriptive only and for convenience in reference. Should there be any conflict between any such caption and the section at the head of which it appears, the section and not such caption shall control and govern in the construction of this document.

14.12    No Obligation to Third Parties. The execution and delivery of this Agreement shall not be deemed to offer any rights upon, or obligate any of the parties hereto, to any Person other than Seller and Purchaser, except as otherwise provided herein.

14.13    Mutually Drafted. This Agreement shall be deemed to have been mutually drafted and shall be construed fairly and in accordance with its terms. No party shall be entitled to any presumption or construction in such party’s favor as a result of any party assuming the burden of memorializing all parties’ agreement or any part thereof.

14.14    Expenses. Except as otherwise provided herein, each party hereto shall pay its or his own expenses incidental to the preparation of this Agreement, the carrying out of the provisions hereof, and the consummation of the transaction hereby.

14.15    Advice of Counsel. THE PARTIES HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF, AND HAVE RECEIVED THE ADVICE OF, COUNSEL OF THEIR OWN CHOOSING IN REGARDS TO THIS AGREEMENT AND THE OTHER AGREEMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT.

14.16    Attorneys’ Fees. In the event that any suit in law or equity, arbitration or other formal proceeding is instituted by any party to enforce or interpret any part of this Agreement, or to recover damages for breach thereof, the prevailing party shall be entitled to recover costs of suit incurred therein, and to also recover as an element of such costs (but not as damages) reasonable attorneys’ fees incurred by such prevailing party.

14.17    Interpretation. In this Agreement, unless a clear contrary intention appears:

(a)    the singular number includes the plural number and vice versa;

(b)    reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement;

(c)    reference to any gender includes each other gender;

(d)    reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;
(e)    All cross-references in this Agreement, unless specifically directed to another agreement or document, refer to provisions in this Agreement;

(f)    reference to any law means such law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law means that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; provided, that for purposes of Article 6 and Article 8, reference to any law or regulation means such law or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time through and including the Closing Date.

(g)    “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(h)    “including” means including without limiting the generality of any description preceding such term; and

(i)    references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

14.18    Disclosure Schedules and Exhibits. The Disclosure Schedules and Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein. Seller may, at its option, include in the Disclosure Schedule items that are not material in order to avoid any misunderstandings, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information disclosed in a particular Section of the Disclosure Schedule shall constitute a disclosure under other Sections of the Disclosure Schedule to the extent that it is reasonably apparent that such disclosure also applies to such other Section.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first written above.

“SELLER”

SOUTHERN CALIFORNIA BRAIDING, INC.

By: ____________________________

Name: __________________________

Title: ___________________________

“PURCHASER”

DCX-CHOL ENTERPRISES, INC.

By: _____________________________

Name: ___________________________

Title: ____________________________

LIST OF EXHIBITS AND DISCLOSURE SCHEDULES

Exhibits

Exhibit 4.4         Purchase Price Allocation
Exhibit 9.1        Excluded Employees

Exhibit A        Form of Bill of Sale
Exhibit B         Form of Assignment and Assumption Agreement
Exhibit C        Form of Domain Name Transfer Agreement
Exhibit D        Form of Non-Competition Agreement
Exhibit E        Form of Parent Guaranty
Exhibit F-1        Form of Seller’s Incumbency and Authority Certificate
Exhibit F-2        Form of Purchaser’s Incumbency and Authority Certificate

Disclosure Schedules

Section 2.2(a)         List of Personal Property
Section 2.2(c)        Seller Prepaid Expenses
Section 2.2(d)         List of all Permits and Licenses
Section 2.2(h)        Transferred Software
Section 2.2(j)        Customer Prepaids

Section 2.3(d)	List of all General Receivables and Notes Receivables between Seller and Affiliates
Section 2.3(n)        List of Contracts between Seller and Parent or Parent’s Affiliates
Section 2.3(q)        Other Excluded Assets
Section 3.1        List of Assumed Contracts
Section 6.1        Organization; Authorization and Enforcement
Section 6.2         List of required third party consents
Section 6.4        List of all creditors who hold an Encumbrance

Section 6.5(a)	Annual Financial Statements for 2012, 2013 and 2014 and Interim Financial Statements as of May 22, 2015
Section 6.5(b)        Exceptions to Financial Statements
Section 6.6        Absence of Material Changes
Section 6.9(a)         List of all Contracts
Section 6.9(b)        List of All Contracts with Parent or its Affiliates
Section 6.9(d)        Government Contracts Based on Preferential Status
Section 6.10        Legal Proceedings
Section 6.13(a)     List of Current Employees and position and compensation
Section 6.13(e)    List of Current Employees on Leave
Section 6.14(a)    List of all Seller Intellectual Property
Section 6.15(b)    Compliance with Import/Export Laws
Section 6.17         List of all insurance policies and insurance claims
Section 6.18         List of all Employee Benefit Plans
Section 6.19        Top Customers and Top Suppliers
Section 6.20         List of all claims by Customers of suppliers in the past two (2) years
Section 6.21        Inventory
Section 6.22(a)    Product Warranties
Section 6.22(b)    Product Recalls
Section 6.22(d)    Compliance with Contractual Specifications

Exhibit 4.4

Purchase Price Allocation

Exhibit 9.1

List of Excluded Employees

Exhibit A

Form of Bill of Sale

(See attached)

Exhibit B

Form of Assignment and Assumption Agreement

(See attached)

Exhibit C

Form of Domain Name Transfer Agreement

(See attached)

Exhibit D

Form of Non-Competition Agreement

(See attached)

Exhibit E

Form of Parent Guaranty

(See attached)

Exhibit F-1

Form of Seller’s Incumbency and Authority Certificate

(See attached)

Exhibit F-2

Form of Purchaser’s Incumbency and Authority Certificate

(See attached)